Exhibit 16.1

Frank, Rimerman + Co.  LLP

April 22, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549 Commissioners:

We have read the statements (copy attached) made by Atreca, Inc. pursuant to Item 304(a)(1) of Regulation S-K, which we understand will be filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-1 of Atreca, Inc. We agree with the statements concerning our Firm contained therein.

Very truly yours,

Certified Public Accountants

Palo Alto San Francisco San Jose St. Helena

/s/ Frank, Rimerman + Co. LLP

Attachment

1801 Page Mill Road  Palo Alto, California 94304  t 650.845.8100  www.frankrimerman.com

Dismissal of Independent Registered Public Accounting Firm

We dismissed Frank, Rimerman + Co. LLP, or Frank, Rimerman, as our independent registered public accounting firm on November 13, 2017. The decision to dismiss Frank, Rimerman was approved by our board of directors.

The report of Frank, Rimerman on the financial statements for 2016 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle. Frank, Rimerman did not perform an audit of our 2017 financial statements.

During 2016, and the subsequent period through November 13, 2017, (1) there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and Frank, Rimerman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Frank, Rimerman, would have caused Frank, Rimerman to make reference thereto in its report on our financial statements for the year ended December 31, 2016, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Frank, Rimerman with a copy of the disclosures set forth under the heading “Changes in Independent Registered Public Accounting Firm” included in this prospectus and have requested that Frank, Rimerman furnish a letter addressed to the SEC stating whether or not Frank, Rimerman agrees with statements related to them made by us under the heading “Change in Independent Registered Public Accounting Firm” in this prospectus. A copy of that letter is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.